EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-41074, 33-62181, 33-60479, 333-93801, 333-85509, and 333-59198) and Form S-3 (Nos. 333-44848 and 333-76858) of Tech Data Corporation of our report dated June 21, 2002 appearing on page 1 of this Form 11-K.

/S/ SPENCE, MARSTON, BUNCH, MORRIS, & CO.
Spence, Marston, Bunch, Morris & Co.
June 28, 2002